Exhibit 3.1

AMENDMENT
TO THE

AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF

CATALYST PARTNERS ACQUISITION CORP.

(the “Company”)

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

RESOLVED, as a special resolution that, conditional upon the Company having net tangible assets of at least $5,000,001 after giving effect to any share redemptions in connection with this resolution pursuant to the existing Memorandum and Articles of Association of the Company, the existing Memorandum and Articles of Association of the Company be and are hereby amended by:

(a)	amending Article 49.7 by deleting the following introduction of such sub-section:

“In the event that the Company does not consummate a Business Combination within 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:”

and replacing it with the following:

“In the event that the Company does not consummate a Business Combination by January 31, 2023, the Company shall:”, and

(b)	amending Article 49.8(a) by deleting the words: “within 24 months from the consummation of the IPO or such later time as the Members may approve in accordance with the Articles” and replacing them with the words:

“by January 31, 2023”.